As filed with the Securities and Exchange Commission on June 26, 2026
Registration No. 333-265155

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROASSURANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	63-16533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
100 Brookwood Place
Birmingham, Alabama
(205) 877-4400

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Richard Anderson
Chief Executive Officer
ProAssurance Corporation
100 Brookwood Place
Birmingham, Alabama
(205) 877-4400
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
Deregistration of Unsold Securities
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-265155) (the “Registration Statement”) originally filed with the Securities and Exchange Commission by ProAssurance Corporation (the “Company”) on May 23, 2022.
As of June 26, 2026, the Company, has been acquired by The Doctors Company (“The Doctors Company”) pursuant to a certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 19, 2025, by and among the Company, The Doctors Company, and Jackson Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of The Doctors Company (“Merger Sub”). On the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of The Doctors Company.
As a result of the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statement by filing this Post-Effective Amendment. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Company’s securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the date hereof, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Birmingham, Alabama, on June 26, 2026.

PROASSURANCE CORPORATION

By:	/s/ David A. McHale
Name: David A. McHale
Title: Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.